Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Performance Shipping Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Series C Convertible Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share(1)	457(a)	272,522	$25.00(1)	$6,813,050	0.00011020	$751
Total Offering Amounts						$6,813,050
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$751

1.
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) on the basis of the liquidation preference in the amount of $25.00 per share of Series C Convertible Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, of Performance Shipping Inc.